ING
REAL ESTATE
INVESTMENT MANAGEMENT

Management's Assertion on Compliance with the Specified Minimum Servicing
Standards set forth in the Mortgage Bankers Association of America's Uniform
Single Attestation Program for Mortgage Bankers (USAP)
Report of Management

We as members of management of Clarion Partners, LLC (the "Company") are responsible for complying with the servicing standards identified in the attached Exhibit
A (the "specified minimum servicing standards") as set forth in the Mortgage Bankers
Association of America's Uniform Single Attestation Program for Mortgage Bankers
(USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these specified minimum servicing standards. We have performed an evaluation of the Company's compliance with the specified minimum servicing standards as of and for the year ended December 31, 2004. Based on this evaluation, we assert that for the year ended December 31, 2004, the Company complied, in all material respects, with the specified minimum servicing standards. As of and for the year ended December 31, 2004, the Company had in effect fidelity bond coverage in the amount of $10,000,000 and an errors and omissions policy in the amount of
$25,000,000.
Very truly yours,

/s/ Bruce G. Morrison
Mr. Bruce G. Morrison
Managing Director

March 14, 2005

.ING CLARION
230 Park Avenue, New York, NY 10169
T 212.883.2517 F 212.883.2817
E bruce.morrison@ingclarion.com
www.ingclarion.com

Exhibit A

Specified Minimum Servicing Standards
Minimum Servicing Standards Applicable to
Clarion Partners, LLC as Special Servicer
Minimum Servicing Standards
Applicable
Not Applicable

I. Custodial Bank Accounts

1.
Reconciliations shall be prepared on a monthly
basis for all custodial bank accounts and related
X
bank clearing accounts.

2.
Funds of the servicing entity shall be advanced in
cases where there is an overdraft in an investor's or
X
a mortgagor's account.

3.
Each custodial account shall be maintained at a
federally insured depository institution in trust for
X
the applicable investor.

4.
Escrow funds held in trust for a mortgagor shall be
returned to the mortgagor with thirty (30) calendar
X
days of payoff of the mortgage loan.

II. Mortgage Payments

1.
Mortgage payments shall be deposited into the
custodial bank accounts and related bank clearing
X
accounts within two business days of receipt.

2.
Mortgage payments made in accordance with the
mortgagor's loan documents shall be posted to the
X
applicable mortgagor records within two business
days of receipt.

3.
Mortgage payments shall be allocated to principal,
interest, insurance, taxes or other escrow items in
X
accordance with the mortgagor's loan documents.

4.
Mortgage payments identified as loan payoffs shall
be allocated in accordance with the mortgagor's
X
loan documents.

Minimum Servicing Standards
Applicable
Not Applicable

III. Disbursements

1.
Disbursements made via wire transfer on behalf of
a mortgagor or investor shall be made only by
X
authorized personnel.

2.
Disbursements made on behalf of mortgagor or
investor shall be posted within two business days to
X
the mortgagor's or investor's records maintained by
the servicing entity.

3.
Tax and insurance payments shall be made on or
before the penalty or insurance policy expiration dates,
X
as indicated on tax bills and insurance premium notices,
respectively, provided that such support has been received
by the servicing entity at least thirty (30) calendar days
prior to these dates.

4.
Any late payment penalties paid in conjunction
with the payment of any tax bill or insurance
X
premium notice shall be paid from the servicing
entity's funds and not charged to the mortgagor,
unless the late payment was due to the mortgagor's
error or omission.

5.
Amounts remitted to investors per the servicer's
investor reports shall agree with canceled checks,
X
or other form of payment, or custodial bank
statements.

6.
Unused checks shall be safeguarded so as to
X
prevent unauthorized access.

IV. Investor Accounting and Reporting

1.
The servicing entity's investor reports shall agree
with or reconcile to investors' records on a
monthly basis as to the total unpaid principal
X
balance and number of loans serviced by the
servicing entity.

V. Mortgagor Loan Accounting

1.
The servicing entity's mortgage loan records shall
agree with, or reconcile to, the records of
X
mortgagors with respect to the unpaid principal
balance on a monthly basis.
2.
Adjustments on ARM loans shall be computed

Minimum Servicing Standards
Applicable
Not Applicable
V. Mortgage Loan Accounting (continued)
based on the related mortgage note and any ARM
X
rider.
3.
Escrow accounts shall be analyzed, in accordance
with the mortgagor's loan documents, on at least
X
an annual basis.

4.
Interest on escrow accounts shall be paid, or
credited, to mortgagors in accordance with the
applicable state laws. (A compilation of state laws
relating to the payment of interest on escrow
X
accounts may be obtained through the MBA's
FAX ON DEMAND service. For more
information, contact MBA.

VI. Delinquencies

1.
Records documenting collection efforts shall be
maintained during the period a loan is in default and
shall be updated at least monthly. Such records shall
describe the entity's activities in monitoring
X
delinquent loans including, for example, phone calls,
letters and mortgage payment rescheduling plans in
cases where the delinquency is deemed temporary
(e.g., illness or unemployment).

VII. Insurance Policies

1.
A fidelity bond and errors and omissions policy
shall be in effect on the servicing entity throughout
the reporting period in the amount of coverage
X
represented to investors in management's
assertion.